UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2018

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required to be disclosed in this Item 5.02 is set forth below in Item 8.01 of this Current Report on Form 8-K under “Special Committee Investigation” and is incorporated herein by reference.

Item 8.01. Other Events.

Special Committee Investigation

As previously disclosed, in February 2018, the Board of Directors (the “Board”) of Guess?, Inc. (the “Company”) established a special committee of the Board, comprised of two independent directors (the “Special Committee”), to investigate allegations of improper conduct by Mr. Paul Marciano, Executive Chairman and Chief Creative Officer of the Company. The Special Committee, with the assistance of independent legal counsel, Glaser Weil, LLP, has conducted and now concluded the investigation.

Allegations against Mr. Marciano included claims of inappropriate comments and texts, and unwanted advances including kissing and groping. Investigators interviewed more than 40 people and reviewed approximately 1.5 million pages of documents, including emails, human resources and legal department files, social media messages, video and audio recordings, photographs, travel itineraries, calendar entries, agreements, invoices and financial records.
Many of the allegations could not be corroborated. In some cases, no conclusion could be reached because the individuals either declined to be interviewed or provided insufficient information to the investigators. And, in other cases, the investigation found that credible accounts were given by both sides. The investigation found that on certain occasions Mr. Marciano exercised poor judgment in his communications with models and photographers and in placing himself in situations in which plausible allegations of improper conduct could, and did, arise.
On June 7 and 11, 2018, the Special Committee presented its determinations and recommendations to the Board. On June 11, 2018, Mr. Paul Marciano notified the Board of his decision to resign as Executive Chairman of the Board (although he will remain on the Board) and the Board unanimously (without the participation of Mr. Paul Marciano and Mr. Maurice Marciano, each of whom recused himself from the vote) appointed Mr. Maurice Marciano, as Chairman of the Board. At the same time, Mr. Paul Marciano also notified the Board that, as contemplated by the Company’s succession plan and in anticipation of the expiration of his employment agreement with the Company on January 30, 2019, he has begun transitioning all of his duties and responsibilities at the Company to Mr. Victor Herrero, Chief Executive Officer of the Company, and will fulfill the remainder of his contract. At the same time, Mr. Paul Marciano also notified the Board that following the expiration of his employment agreement, Mr. Paul Marciano will not renew his employment agreement, and all of the former duties and responsibilities of Mr. Paul Marciano will be undertaken by Mr. Herrero.

On June 11, 2018, after considering the Special Committee’s determinations and recommendations, and Mr. Paul Marciano’s voluntary decision to immediately resign as Executive Chairman of the Board and to fully transition all of his duties and responsibilities at the Company as of the expiration of his employment agreement with the Company on January 30, 2019, the Board unanimously (without the participation of Mr. Paul Marciano and Mr. Maurice Marciano, each of whom recused himself from the vote) authorized that Mr. Paul Marciano will fulfill his duties and responsibilities through the expiration of his employment agreement to effect a smooth transfer of responsibilities of his role as Chief Creative Officer. During this timeframe beginning June 11, 2018, and ending January 30, 2019, Mr. Marciano will receive his salary. Mr. Paul Marciano’s salary was forfeited for the period from February 20, 2018, until June 11, 2018.
Legal Settlements

To avoid the cost of litigation and without admitting liability or fault, the Company and Mr. Paul Marciano entered into non-confidential settlement agreements resolving claims of five individuals arising out of allegations of inappropriate conduct by Mr. Paul Marciano for an aggregate total amount of $500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2018	GUESS?, INC.

	By:	/s/ Victor Herrero
Victor Herrero Chief Executive Officer

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